AMENDMENT NO. 3

TO

PARTICIPATION AGREEMENT

This Amendment No. 3 (the “Amendment”) is made this 29th day of August, 2007 to the Participation Agreement (the “Agreement”), dated March 16, 1999, as amended by Amendment No. 1, dated August 7, 2000, and by Amendment No. 2, dated October 13th, 2006, by and among The Northwestern Mutual Life Insurance Company (the “Company”), Russell Investment Funds, formerly known as Russell Insurance Funds (the “Investment Company”), and Russell Fund Distributors, Inc. (the “Underwriter”).

WHEREAS, the parties wish to amend the Agreement to revise Article XI and Section 2 of Schedule B and to include additional investment options to the variable annuity contracts issued by the Company;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

A.      Article XI of the Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE XI. NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail, or overnight mail through a nationally-recognized delivery service, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Investment Company:

Russell Investment Funds

909 A Street

Tacoma, Washington 98402

Attention:  Contracts Administration 7th Floor

and

Russell Investment Funds

909 A Street

Tacoma, Washington 98402

Attention:  General Counsel

If to the Company:

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4797

Attention:  Vice President IPS Products and Sales

and

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202-4797

Attention:  General Counsel

If to the Underwriter:

Russell Fund Distributors, Inc.

909 A Street

Tacoma, Washington 98402

Attention:  Contracts Administration 7th Floor

and

Russell Fund Distributors, Inc.

909 A Street

Tacoma, Washington 98402

Attention:  General Counsel

The Investment Company shall send all copies of prospectuses, Statements of Additional Information, proxy statements, reports to shareholders, and other shareholder communications required by Article III of this Agreement to the Company at the address set forth below, or to such other person as the Company may from time to time specify in writing:

The Northwestern Mutual Life Insurance Company

720 East Wisconsin Avenue

Milwaukee, Wisconsin 53202

Attention:  Garrett Aird and Denise Schubert

B. Section 2 of Schedule B of the Agreement is hereby amended and restated in its entirety to read as follows:

SCHEDULE B

2.      Funds currently available to act as investment vehicles for the above-listed contracts eligible to so invest:

Russell Insurance Funds:

Multi-Style Equity Fund

Aggressive Equity Fund

Non-U.S. Fund

Core Bond Fund

Russell Real Estate Securities Fund

Equity Growth Strategy Fund

Growth Strategy Fund

Balanced Strategy Fund

Moderate Strategy Fund

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date first set forth above.

THE NORTHWESTERN MUTUAL
ATTEST:	LIFE INSURANCE COMPANY

/s/[RONALD C. NELSON]	By: /s/[DONALD G. TYLER]
Director	Title: [Vice President]

ATTEST:	RUSSELL INVESTMENT FUNDS

/s/[MARY BETH RHODEN]	By: /s/[MELODIE B. ZAKALUK]
Assistant Secretary	Title: [Managing Director]

ATTEST:	RUSSELL FUND DISTRIBUTORS, INC.

/s/[MARY BETH RHODEN]	By: /s/[MELODIE B. ZAKALUK]
Assistant Secretary	Title: [Managing Director]